BC FORM 53-901F

(Formerly Form 27)

SECURITIES ACT

MATERIAL CHANGE REPORT UNDER SECTION 85(1) OF THE ACT
Item 1: Reporting Issuer:	DRC Resources Corporation.
595 Howe Street, Suite #601
Vancouver, B.C. V6C 2T5
Phone: (604) 687-1629 - Fax (604) 687-2845
Email address: drcresources@uniserve.com

Item 2: Date of Material Change: June 21, 2004

Item 3: Press Release: Dated June 24, 2004 issued in Vancouver, British Columbia

Item 4: Summary of Material Change: DRC Resources has received approval from SRK Consulting for the design of the advanced exploration and development program of the Afton Copper-Gold Project. On June 21, 2004 the Company selected five mining contractors to whom it issued Tender/Contract Document books inviting bids on the development work.

Item 5: Full Description of Material Change: DRC Resources has received approval from SRK Consulting for the design of the advanced exploration and development program of the Afton Copper-Gold Project. The program will include the excavation of a 2000 metre decline (tunnel). The latest design, effecting some exploration drilling cost savings, will provide access, ventilation and haulage-ways for future project development.

The main purpose of the decline is to provide underground access for the definition diamond drill program, bulk sampling and technical studies, which will be carried on concurrently with development of the decline, in order to complete the Afton Feasibility Study.

On June 21, 2004 the Company selected five mining contractors to whom it issued Tender/Contract Document books inviting bids on the development work. These contractors have extensive experience and proven track records in hard-rock mine development. The timeline for bid response and awarding of the contract will be July 2004 with the work planned to commence in August 2004.

Item 6: Reliance on section 85 (2) of the Act: Filed on a confidential basis: Not Applicable.

Item 7: Omitted Information: Not Applicable

Item 8: Senior Officer: John H. Kruzick 604-687-1629

Item 9: Statement of Senior Officer: "The foregoing accurately discloses the material change referred to herein."

Dated at Vancouver, British Columbia on the 24th day of June, 2004

"signed"

John H. Kruzick, President/Director